Exhibit 99.1

KIT digital Restructuring Aligns Expenses with Operations

Restructuring expected to generate net cash savings of $40 million annually

NEW YORK, NY, September 17, 2012 – KIT digital, Inc. (NASDAQ: KITD), a leading video management software and services company, today announced the implementation of significant workforce reductions pursuant to the restructuring program announced earlier this year. This phase will right size its operation and streamline general corporate functions, while maintaining the company’s high standards of customer service and technical delivery.

The restructuring will further enhance efficiencies and focus expertise in the company’s principal areas of operation. The majority of the expense reductions will arise from non-core areas and general and administrative redundancies. The award winning company will continue to invest in its core competencies: KIT Cosmos video content management system (VCMS) software, supported by Managed Services and Professional Services; and the KIT Cloud web-based video-asset management system.

“By accelerating the integration of the company, we will be able to enhance our product offerings, improve time-to-market efficiency, and bring the business to a place of financial strength“ said Peter Heiland, KIT digital’s interim Chief Executive Officer. “While we have completed some non-core divestures and reduced the non essential support infrastructure, we are preserving all of the strategic initiatives surrounding our core competencies as we believe they will drive significant growth”

Upon completion of the reductions being announced today, one substantial component of the entire program, the Company’s restructuring program, which was first announced in May 2012, will have achieved a net reduction in workforce of approximately 300 employees, or 22% of its total headcount. The associated savings from employee related expenses will be approximately $40 million on an annualized basis. This total excludes additional savings from divestitures, which occurred during the second quarter of 2012. Fabrice Hamaide, KIT digital’s Chief Financial Officer, stated, “As we move forward we remain confident in our strategy, competitiveness, and our ability to create value for shareholders”

The Company's actions pursuant to this restructuring plan will take place primarily during the third quarter of 2012 and will be completed by the end of calendar year 2012.  The Company currently estimates that it will record a restructuring expense in the third quarter of 2012 of approximately $4.0 million consisting primarily of one-time termination benefits of which the majority will be paid prior to the end of calendar year 2012.

About KIT digital, Inc.

KIT digital (NASDAQ: KITD) is a leading video management software and services company. Cosmos and Cloud, the company's video asset management systems, enable leading broadband media companies to produce, manage and deliver multiscreen socially-enabled video experiences to audiences wherever they are. KIT digital services nearly 2,500 clients in 50+ countries including some of the world's biggest brands, such as Airbus, The Associated Press, AT&T, BBC, BSkyB, Disney-ABC, Google, HP, Mediaset, MTV, News Corp, RCS Media Group, Sky Deutschland, Sky Italia, Telecom Argentina, Telecom Italia, Telefonica O2, Universal Studios, Verizon, Vodafone and Volkswagen. KIT digital maintains headquarters in New York City and offices in more than a dozen countries around the world. Visit the company at www.kitd.com or follow on Twitter at www.twitter.com/KITdigital.

KIT digital Media Contact:

Werbayne McIntyre

Director, Marketing

werbayne.mcintyre@kit-digital.com

Tel. +1-917-513-6081

KIT digital Investor Contact:

Murray Arenson

Managing Director, Financial Strategy

murray.arenson@kit-digital.com

Tel. +1-646-553-4900